Exhibit (a)(1)
                          OFFER TO PURCHASE FOR CASH

                  VIRGINIA SPRINGS LIMITED LIABILITY COMPANY
                IS OFFERING TO PURCHASE UP TO 28,000 UNITS OF
                       LIMITED PARTNERSHIP INTEREST IN
                RESOURCES ACCRUED MORTGAGE INVESTORS 2, L.P.,
                       A DELAWARE LIMITED PARTNERSHIP,
                           FOR $80 PER UNIT IN CASH

     We will purchase up to 28,000 (approximately 15%) of the outstanding units of limited partnership interest in your partnership. If more units are tendered to us, we will accept units on a pro rata basis according to the number of units tendered by each person.

     You will not pay any fees or commissions if you tender your units.

     Our offer is not subject to any minimum number of units being tendered.

     We are an affiliate of your general partner. We are making this offer with a view towards making a profit.

     Depending on your tax circumstances, there may be federal income tax benefits associated with a tender of your units.

     Our offer and your withdrawal rights will expire at 12:00 midnight, New York City time, on May 14, 2002, unless we extend the deadline.

     SEE "RISK FACTORS" BEGINNING ON PAGE 1 OF THIS OFFER TO PURCHASE FOR A DESCRIPTION OF RISK FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH OUR OFFER, INCLUDING THE FOLLOWING:

    -We are making our offer to make a return on our investment. Accordingly, in establishing our purchase price we were motivated to set the lowest price for your units that might be acceptable to you consistent with our objectives. Such objectives may conflict with your interest in receiving the highest price for your units.

    -Our purchase price of $80 is not based on any third party appraisal or valuation. In addition, our purchase price was determined without any arm's-length negotiation between us and your partnership. No independent person has given an opinion on the fairness of our offer, and no representation is made by us or the general partner of your partnership on the fairness of our offer.

    -If you tender your units you will be giving up future potential value from owning the units, including participating in the proposed settlement of a pending action brought against your former general partners and two of their affiliates. The proposed settlement is subject to a number of conditions including execution of a definitive agreement and court approval and appeal. If the proposed settlement is approved in its current form, it is anticipated that limited partners would receive a payment of approximately $35.32 per unit.

    -You may receive more value by retaining your units than by selling your units to us.

    -We are an affiliate of the general partner of your partnership.

   -It is possible that we may conduct a further offer at a higher price.

   -Our affiliates currently own approximately 36.3% of the outstanding units. We and our affiliates may be in a position to influence the outcome of partnership decisions on which limited partners may vote.

     To accept our offer, please execute the enclosed letter of transmittal and return it to American Stock Transfer & Trust Company, which is acting as Depositary for our offer, together with any additional documents required, in the enclosed pre-addressed, postage paid envelope (see Section 3. "Procedures for Tendering Units"). Questions and requests for assistance or for additional copies of this offer to purchase or the letter of transmittal should be directed to MacKenzie Partners, Inc., which is acting as Information Agent for our offer, at (800) 322-2885.


March 29, 2002

                              TABLE OF CONTENTS

                                                                       Page
SUMMARY TERM SHEET......................................................8

RISK FACTORS............................................................9
  Offer Price May Not Represent Fair Market Value......................10
  Estimated Liquidation Value May Not Properly Reflect Current
  Market Value.........................................................10
  Loss of Future Benefits from Your Ownership of Units.................10
  Possible Increase in Control of Your Partnership by Us...............10
  Conflicts of Interest with Respect to the Offer......................11
  No General Partner Recommendation....................................11
  Conflicts of Interest Relating to Fees...............................11
  Possible Future Offer at a Higher Price..............................11
  Recognition of  Taxable Gain on a Sale of Your Units.................11
  Continuation of the Partnership......................................12

THE OFFER..............................................................12

  Section 1.   Terms of the Offer......................................12
  Section 2.   Proration; Acceptance for Payment and Payment for Units.12
  Section 3.   Procedures for Tendering Units..........................13
  Section 4.   Withdrawal Rights.......................................16
  Section 5.   Extension of Tender Period; Termination; Amendment......16
  Section 6.   Certain Federal Income Tax Consequences.................17
  Section 7.   Effects of the Offer....................................20
  Section 8.   Future Plans............................................21
  Section 9.   Certain Information Concerning Your Partnership.........21
  Section 10.  Conflicts of Interest and Transactions with Affiliates..24
  Section 11.  Certain Information Concerning Us.......................25
  Section 12.  Source of Funds.........................................27
  Section 13.  Background of the Offer.................................27
  Section 14.  Conditions of the Offer.................................29
  Section 15.  Certain Legal Matters...................................30
  Section 16.  Fees and Expenses.......................................31
  Section 17.  Miscellaneous...........................................32

  Schedule 1   Information With Respect to the Members of Virginia
               Springs Limited  Liability Company.....................S-1

SUMMARY TERM SHEET

     This summary term sheet highlights the most material information regarding our offer, but it does not describe all of the details thereof. We urge you to read this entire offer to purchase, which contains the full details of our offer. We have also included in the summary term sheet references to the sections of this offer to purchase where a more complete discussion may be found. As used herein, the term "general partner" refers to Maxum LLC.

    -THE OFFER. Subject to the terms hereof, we are offering to acquire
                28,000 of the limited partnership units of RESOURCES ACCRUED MORTGAGE INVESTORS 2 L.P., your partnership, for $80.00 per unit in cash. See "Section 1. Terms of the Offer " and "Section 13. Background of the Offer."

    -FACTORS IN DETERMINING THE OFFER PRICE. In determining the offer price per unit we principally considered: (i) our belief that the per unit liquidation value of your partnership is equal to our offer price per unit; and (ii) there is no trading market for the units. See "Section 13. Background of the Offer."

    -EXPIRATION DATE. Our offer expires on May 14, 2002, unless extended, and you can tender your units until our offer expires. See "Section 1. Terms of the Offer."

    -RIGHT TO EXTEND THE EXPIRATION DATE. We can extend the offer in our sole discretion, and we will either issue a press release or send you a notice of any such extension. See "Section 5. Extension of Tender Period; Termination; Amendment."

    -HOW TO TENDER. To tender your units, complete the accompanying acknowledgment and agreement and send it, along with any other documents required by the letter of transmittal, to the Depositary, American Stock Transfer & Trust Company, at one of the addresses set forth on the back of this offer to purchase. See "Section 3. Procedures for Tendering Units."

    -WITHDRAWAL RIGHTS. You can withdraw your units at any time prior to the expiration of the offer, including any extensions. In addition, you can withdraw your units at any time on or after May 31, 2002 if we have not already accepted units for purchase and payment. See "Section 4. Withdrawal Rights."

    -HOW TO WITHDRAW. To withdraw your units, you need to send a notice of withdrawal to the Depositary, identifying yourself and the units to be withdrawn. See "Section 4. Withdrawal Rights."

    -TAX CONSEQUENCES. Your sale of units in this offer will be a taxable transaction for federal income tax purposes. The consequences to each limited partner may vary and you should consult your tax advisor on the precise tax consequences to you. See "Section 6. Certain Federal Income Tax Consequences."

    -AVAILABILITY OF FUNDS. We currently have access to the necessary cash to consummate the offer. See "Section 12. Source of Funds."

    -CONDITIONS TO THE OFFER. There are a number of conditions to our offer, including our having adequate cash, the absence of competing tender offers, the absence of certain changes in your partnership and the absence of certain changes in the financial markets. See "Section 14. Conditions of the Offer."

    -REMAINING AS A LIMITED PARTNER. If you do not tender your units, you will remain a limited partner in your partnership. See "Section 7. Effects of the Offer."

    -CONFLICTS OF INTEREST.  The general partner of your partnership
                (which is our affiliate) and another of our affiliates are entitled to receive payment for services and reimbursement of certain expenses involving your partnership and its assets. As a result, a conflict of interest exists between continuing the partnership and receiving these fees, and the liquidation of the partnership and the termination of these fees. See "Section 9. Certain Information Concerning Your Partnership" and "Section 10. Conflicts of Interest and Transactions with Affiliates. "

    -NO GENERAL PARTNER RECOMMENDATION. The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units, and believes each limited partner should make his or her own decision whether or not to tender. See "Section 13. Background of the Offer."

    -NO SUBSEQUENT OFFERING PERIOD. We do not intend to have a subsequent offering period after the expiration date of the initial offering period (including any extensions). See "Section 5. Extension of Tender Period; Termination; Amendment."

    -ADDITIONAL INFORMATION.  For more assistance in tendering your units, please contact our Information Agent at one of the addresses or the telephone number set forth on the back cover page of this offer to purchase.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT, THE LETTER OF TRANSMITTAL AND OTHER DOCUMENTS THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT.

RISK FACTORS

     Before deciding whether or not to tender any of your units, you should consider carefully the following risks and disadvantages of the offer:

OFFER PRICE MAY NOT REPRESENT FAIR MARKET VALUE

     There is no established or regular trading market for your units, nor is there another reliable standard for determining the fair market value of the units. Our offer price may not reflect the price that you could receive in the open market for your units which could be higher than our offer price. According to Partnership Spectrum, an independent industry publication, between December 1, 2000 and November 30, 2001, a limited number of units were traded in the informal secondary market for units at prices ranging from a high of $125 per unit to a low of $73 per unit, with a weighted average price of approximately $104.10 per unit and without taking into account commissions and other transactional costs. On February 12, 2001, one of our affiliates acquired 6,841 units at a purchase price of $127 per unit. At the end of 2001, the partnership made a distribution to the limited partners of $25.12 per unit. In addition, as of January 1, 2002, such affiliate acquired 57,695 units from certain limited partners affiliated with the former general partners of your partnership and another affiliate of ours acquired the general partnership interests for a combined purchase price of $4,395,181.46 and an assignment of the settlement rights of our affiliated entities with respect to the pending litigation to the selling entities. See
Section 9. Certain Information Concerning Your Partnership Litigation and Section 11. Certain Information Concerning Us Units Owned by Our Affiliates."

ESTIMATED LIQUIDATION VALUE MAY NOT PROPERLY REFLECT CURRENT MARKET VALUE

     Your general partner has estimated that the liquidation value of your partnership as of December 31, 2001 was $120.22 per unit, which includes the estimated $35.32 per unit that you would receive if the proposed settlement of a pending litigation is consummated. This estimate may not reflect the current market value of your partnership's one remaining mortgage loan and that you may receive more money in the settlement if the court does not approve the amount of fees and expenses for plaintiff's counsel that have been estimated by your partnership. We did not undertake an independent analysis of the liquidation value of the partnership.

LOSS OF FUTURE BENEFITS FROM YOUR OWNERSHIP OF UNITS

     If you tender your units in response to our offer you will transfer to us all right, title and interest in and to all of the units we accept, including the right to participate in any future potential benefits represented by the ownership of the units. If you tender your units to us, you will not receive any amounts which may be paid as the result of the settlement of a pending lawsuit brought against the former general partners of the partnership and two of their affiliates. See "Section 9. Certain Information Concerning Your Partnership - Litigation." Accordingly, you will not receive any future potential benefits from units you sell to us, such as future distributions by your partnership and the potential for appreciation in the value of the units you sell to us.

POSSIBLE INCREASE IN CONTROL OF YOUR PARTNERSHIP BY US

     Our affiliates currently beneficially own approximately 36.3% of the outstanding units. The more units we acquire, the more we are able to influence limited partner voting decisions of your partnership, including decisions on the removal of your general partner, amendment of the partnership agreement, the sale of substantially all of your partnership's assets and the liquidation of your partnership.

CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER

     We are making this offer with a view to making a profit. There is a conflict between our desire to purchase your units at a low price and your desire to sell your units at a high price. We determined our offer price without negotiation with any other party, including the general or any limited partner.

NO GENERAL PARTNER RECOMMENDATION

     The general partner of your partnership, our affiliate, makes no recommendation as to whether or not you should tender or refrain from tendering your units. You must make your own decision whether or not to participate in the offer based upon a number of factors, including several factors that may be personal to you, such as your financial position, your need or desire for liquidity, your preferences regarding the timing of when you might wish to sell your units, other financial opportunities available to you, and your tax position and the tax consequences to you of selling your units.

CONFLICTS OF INTEREST RELATING TO FEES

     Because our affiliates receive fees for managing your partnership and its assets, a conflict of interest exists between continuing the partnership and receiving such fees, and the liquidation of the partnership and the termination of such fees. Also, a decision of the limited partners of your partnership to remove, for any reason, the general partner of your partnership would result in a decrease or elimination of the substantial fees to which they are entitled for services provided to your partnership.

POSSIBLE FUTURE OFFER AT A HIGHER PRICE

     It is possible that we may conduct a future offer at a higher price. Such a decision will depend on, among other things, the performance of the partnership, prevailing economic conditions and our interest in acquiring additional units.

RECOGNITION OF TAXABLE GAIN ON A SALE OF YOUR UNITS

     Your sale of units for cash will be a taxable sale, with the result that you will recognize taxable gain or loss measured by the difference between the amount realized on the sale and your adjusted tax basis in the units of limited partnership interest of your partnership you transfer to us. The "amount realized" with respect to a unit of limited partnership interest you transfer to us will be equal to the sum of the amount of cash received by you for the unit sold pursuant to the offer plus the amount of partnership liabilities allocable to the unit. The particular tax consequences for you of our offer will depend upon a number of factors related to your tax situation, including your tax basis in the units you transfer to us, whether you dispose of all of your units, and whether you have available suspended passive losses, credits or other tax items to offset any gain recognized as a result of your sale of your units. Therefore, depending on your basis in the units and your tax position, your taxable gain and any tax liability resulting from a sale of units to us pursuant to the offer could exceed our offer price. Because the income tax consequences of tendering units will not be the same for everyone, you should consult your own tax advisor to determine the tax consequences of the offer to you.

CONTINUATION OF THE PARTNERSHIP

     Your partnership will continue to be operated as it has in the past. Accordingly, there may be no way to liquidate your investment in the partnership in the future until the assets are sold and the partnership is liquidated.

THE OFFER

SECTION 1. TERMS OF THE OFFER.

     Upon the terms and subject to the conditions of the offer, we will accept and thereby purchase up to 28,000 units that are validly tendered on or prior to the expiration date and not withdrawn in accordance with the procedures set forth in Section 4 of this offer to purchase. For purposes of this offer, the term "expiration date" means 12:00 Midnight, New York City time, on May 14, 2002, unless we have extended the period of time during which the offer is open, in which case the term "expiration date" means the latest time and date on which the offer, as extended by us, expires. See
Section 5 of this offer to purchase for a description of our right to extend the period of time during which the offer is open and to amend or terminate our offer.

     Our offer is subject to satisfaction of certain conditions. THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM AMOUNT OF UNITS BEING TENDERED. See Section 14, which sets forth in full the conditions of the offer. We reserve the right, in our sole discretion, to waive any or all of those conditions. If, on or prior to the expiration date, any or all of such conditions have not been satisfied or waived, we may: (i) decline to purchase any of the units tendered, terminate the offer and return all tendered units to tendering limited partners; (ii) waive all the unsatisfied conditions and, subject to complying with applicable rules and regulations of the Securities and Exchange Commission (the "Commission"), purchase all units validly tendered;
(iii) extend the offer and, subject to the withdrawal rights of limited partners, retain the units that have been tendered during the period or periods for which the offer is extended; or (iv) amend the offer.

SECTION 2. PRORATION; ACCEPTANCE FOR PAYMENT AND PAYMENT FOR UNITS.

     If the number of units validly tendered on or before the expiration date and not properly withdrawn is 28,000 or less, we will accept for payment, subject to the terms and conditions of the offer, all units so tendered. If more than 28,000 units are validly tendered on or prior to the expiration date and not properly withdrawn, we will accept for payment an aggregate of 28,000 units so tendered on a pro rata basis according to the number of units validly tendered by each limited partner with appropriate adjustments to avoid purchases of fractional units.

     We will pay for up to the maximum number of units validly tendered and not withdrawn in accordance with Section 4, as promptly as practicable following the expiration date. In all cases, the payments for units purchased in our offer will be made only after timely receipt by our Depositary of a properly completed and duly executed letter of transmittal or a facsimile thereof, and any other documents required by the terms hereof or by the letter of transmittal. See "Section 3. Procedures for Tendering Units."

     For purposes of the offer, we will be deemed to have accepted for payment, and thereby purchased, validly tendered units under the offer when, as and if we give verbal or written notice to our Depositary of our acceptance of those units for payment pursuant to the offer. Upon the terms and subject to the conditions of the offer, payment for units tendered and accepted for payment pursuant to the offer will in all cases be made through our Depositary, which will act as agent for tendering limited partners for the purpose of receiving cash payments from us and transmitting cash payments to tendering limited partners. Under no circumstances will interest be paid on the offer price by reason of any delay in making such payment.

     If any tendered units are not purchased for any reason, the letter of transmittal with respect to such units will be destroyed by us and we will return any certificates representing such units. If, for any reason, acceptance for payment of, or payment for, any units tendered in our offer is delayed or we are unable to accept for payment, purchase or pay for units tendered in our offer, then, without prejudice to our rights under Section 14 of this offer to purchase, we may cause our Depositary to retain tendered units and those units may not be withdrawn except to the extent that the tendering limited partners are entitled to withdrawal rights as described in
Section 4 of this offer to purchase; subject, however, to our obligation under Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to pay limited partners the offer price for units tendered or return those units promptly after termination or withdrawal of the offer.

SECTION 3.  PROCEDURES FOR TENDERING UNITS.

     VALID TENDER. To validly tender units, a properly completed and duly executed letter of transmittal or a facsimile thereof and any other documents required by the terms hereof or by the letter of transmittal including certificates, if any, representing the units being tendered, must be received by our Depositary on or prior to the expiration date. If you do not provide us with the certificate(s) representing your units which you would like to tender to us, by signing the letter of transmittal you are certifying that the certificate(s) representing your units have been lost or misplaced and agreeing to indemnify us and your partnership in the manner provided for in the letter of transmittal. In order to comply with certain restrictions on transfer in the partnership agreement, a tender which would result in the tendering limited partner owning less than ten units, or four units in the case of a limited partner which is an IRA or Keogh Plan, will not be effective.

     SIGNATURE REQUIREMENTS. If the letter of transmittal is signed by the registered holder of a unit, then no notarization or signature guarantee is required on the letter of transmittal. Similarly, if a unit is tendered for the account of eligible institutions such as a member firm of a registered national securities exchange, a member of the National Association of

Securities Dealers, Inc. or a commercial bank, savings bank, credit union, savings and loan association or trust company having an office, branch or agency in the United States, no notarization or signature guarantee is required on the letter of transmittal. HOWEVER, IN ALL OTHER CASES, ALL SIGNATURES ON THE LETTER OF TRANSMITTAL MUST EITHER BE NOTARIZED OR GUARANTEED BY AN ELIGIBLE INSTITUTION.

     IN ORDER FOR YOU TO TAKE PART IN THE OFFER, YOUR UNITS MUST BE VALIDLY TENDERED AND NOT WITHDRAWN ON OR PRIOR TO THE EXPIRATION DATE. The method of delivery of the letter of transmittal and all other required documents, including certificates representing the units being tendered, is at your option and delivery will be deemed made only when actually received by our Depositary.

     BACKUP FEDERAL INCOME TAX WITHHOLDING. If you tender your units and you are not a corporation or foreign individual, you may be subject to 31% backup federal income tax withholding unless you provide us with your correct taxpayer identification number ("TIN"). To avoid this backup withholding, you should complete and sign the Substitute Form W-9 included in the letter of transmittal. If you tender your units and do not complete the Substitute Form W-9, we will be required to withhold 31% (and if you fail to provide your TIN, an additional $50 or such other amount as may be imposed by law) from the purchase price payment made to you. See the instructions to the letter of transmittal and "Section 6. Certain Federal Income Tax Consequences."

     FIRPTA WITHHOLDING. To prevent the withholding of federal income tax in an amount equal to 10% of the amount realized on the disposition (the amount realized is generally the offer price plus the partnership liabilities allocable to each unit purchased), you must certify that you are not a foreign person if you tender units. See the instructions to the acknowledgment and agreement set forth in the letter of transmittal and "Section 6. Certain Federal Income Tax Consequences."

     TRANSFER TAXES. The amount of any transfer taxes (whether imposed on the registered holder of units or any person) payable on account of the transfer of units will be deducted from the purchase price unless satisfactory evidence of the payment of such taxes or exemption therefrom is submitted.

     APPOINTMENT AS PROXY; POWER OF ATTORNEY. By executing the letter of transmittal, you are irrevocably appointing us and our designees as your proxy, in the manner set forth in the acknowledgment and agreement and each with full power of substitution, to the fullest extent of your rights with respect to the units tendered by you and accepted for payment by us. Each such proxy shall be considered coupled with an interest in the tendered units. Such appointment will be effective when, and only to the extent that, we accept the tendered units for payment. Upon such acceptance for payment, all prior proxies given by you with respect to the units will, without further action, be revoked, and no subsequent proxies may be given (and if given will not be effective). We and our designees will, as to those units, be empowered to exercise all voting and other rights as a limited partner as we, in our sole discretion, may deem proper at any meeting of limited partners, by written consent or otherwise. We reserve the right to require that, in order for units to be deemed validly tendered, immediately upon our acceptance for payment of the units, we must be able to exercise full voting rights with respect to the units, including voting at any meeting of limited partners and/or limited partners then scheduled or acting by written consent without a meeting. By executing the letter of transmittal, you agree to execute all such documents and take such other actions as shall be reasonably required to enable the units tendered to be voted in accordance with our directions. The proxy granted by you to us will remain effective and be irrevocable for a period of ten years following the termination of our offer.

     By executing the letter of transmittal, you also irrevocably constitute and appoint us and our designees as your attorneys-in-fact, each with full power of substitution, to the full extent of your rights with respect to the units tendered by you and accepted for payment by us. Such appointment will be effective when, and only to the extent that, we pay for your units and will remain effective and be irrevocable for a period of ten years following the termination of our offer. You will agree not to exercise any rights pertaining to the tendered units without our prior consent. Upon such payment, all prior powers of attorney granted by you with respect to such units will, without further action, be revoked, and no subsequent powers of attorney may be granted (and if granted will not be effective). Pursuant to such appointment as attorneys-in-fact, we and our designees each will have the power, among other things: (i) to transfer ownership of such units on the partnership books maintained by your general partner (and execute and deliver any accompanying evidences of transfer and authenticity it may deem necessary or appropriate in connection therewith); (ii) upon receipt by the Depositary of the offer consideration, to become a substituted limited partner, to receive any and all distributions made by your partnership on or after the date on which we acquire such units, and to receive all benefits and otherwise exercise all rights of beneficial ownership of such units in accordance with the terms of our offer;
(iii) to execute and deliver to the general partner of your partnership a change of address form instructing the general partner to send any and all future distributions to which we are entitled pursuant to the terms of the offer in respect of tendered units to the address specified in such form; and
(iv) to endorse any check payable to you or upon your order representing a distribution to which we are entitled pursuant to the terms of our offer, in each case, in your name and on your behalf.

     ASSIGNMENT OF INTEREST IN FUTURE DISTRIBUTIONS. By executing the letter of transmittal, you will irrevocably assign to us and our assigns all of your right, title and interest in and to any and all distributions made by your partnership from any source and of any nature, including, without limitation, distributions in the ordinary course, distributions from sales of assets, distributions upon liquidation, winding-up or dissolution, payments in settlement of existing or future litigation, and all other distributions and payments from and after the expiration date of our offer, in respect of the units tendered by you and accepted for payment and thereby purchased by us. If, after the unit is accepted for payment and purchased by us, you receive any distribution from any source and of any nature, including, without limitation, distributions in the ordinary course, distributions from sales of assets, distributions upon liquidation, winding-up or dissolution, payments in settlement of existing or future litigation and all other distributions and payments, from your partnership in respect of such unit, you will agree to promptly forward such distribution to us.

     DETERMINATION OF VALIDITY; REJECTION OF UNITS; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. All questions as to the validity, form, eligibility, including time of receipt, and acceptance for payment of any tender of units in our offer will be determined by us, in our sole discretion, which determination shall be final and binding. We reserve the absolute right to reject any or all tenders of any particular unit determined by us not to be in proper form or if the acceptance of, or payment for, that unit may, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defect or irregularity in any tender with respect to any particular unit of any particular limited partner, and our interpretation of the terms and conditions of the offer, including the letter of transmittal and the instructions thereto, will be final and binding. Neither us, our Depositary, our Information Agent, nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any unit or will incur any liability for failure to give any such notification.

     BINDING AGREEMENT. A tender of a unit under any of the procedures described above and the acceptance for payment of such unit will constitute a binding agreement between the tendering unit holder and us on the terms set forth in this offer and the related letter of transmittal.

SECTION 4. WITHDRAWAL RIGHTS.

     You may withdraw tendered units at any time prior to the expiration date and after the 60th day following the date of this offer to purchase, if the units have not been previously accepted for payment.

     For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by our Depositary at the address set forth on the back cover of this offer to purchase. Any such notice of withdrawal must specify the name of the person who tendered, the number of units to be withdrawn and must be signed by the person(s) who signed the letter of transmittal in the same manner as the letter of transmittal was signed.

     If purchase of, or payment for, a unit is delayed for any reason, or if we are unable to purchase or pay for a unit for any reason, then, without prejudice to our rights under the offer, we may cause our Depositary to retain tendered units and such units may not be withdrawn except to the extent that a tendering limited partner is entitled to withdrawal rights as set forth in this
Section 4; subject, however, to our obligation, pursuant to Rule 14e-1(c) under the Exchange Act, to pay the offer price in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

     Any units properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of our offer. However, withdrawn units may be re-tendered by following any of the procedures described in Section 3 at any time prior to the expiration date.

SECTION 5. EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT.

     We expressly reserve the right, in our sole discretion, at any time and from time to time: (i) to extend the period of time during which our offer is open and thereby delay acceptance for payment of, and the payment for, any unit; (ii) to terminate the offer and not accept any units not theretofore accepted for payment or paid for if any of the conditions of the offer are not satisfied or if any event occurs that might reasonably be expected to result in a failure to satisfy such conditions; (iii) upon the occurrence of any of the conditions specified in Section 14 of this offer to purchase, to delay the acceptance for payment of, or payment for, any units not already accepted for payment or paid for; and (iv) to amend our offer in any respect, including, without limitation, by increasing the consideration offered, increasing or decreasing the number of units being sought, or both. Notice of an amendment will promptly be disseminated to you in a manner reasonably designed to inform you of the change in compliance with Rule 14d-4(c) under the Exchange Act. An extension of the offer will be followed by a press release or public announcement which will be issued no later than 9:00 a.m., New York City time, on the next business day after the scheduled expiration date of our offer, in accordance with Rule 14e-1(d) under the Exchange Act.

     If we extend the offer, or if we delay payment for a unit, whether before or after its acceptance for payment, or are unable to pay for units pursuant to our offer for any reason, then, without prejudice to our rights under the offer, we may cause our Depositary to retain tendered units and those units may not be withdrawn except to the extent tendering limited partners are entitled to withdrawal rights as described in Section 4; subject, however, to our obligation, pursuant to Rule 14e-1(c) under the Exchange Act, to pay the offer price in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

     If we make a material change in the information concerning the offer or if we waive a material condition to our offer, we will extend the offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(c) and 14d-6(d) under the Exchange Act. The minimum period during which an offer must remain open following any material change in the information concerning the offer will depend upon the facts and circumstances, including the relative materiality of the change in information. In the Commission's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to security holders, and if material changes are made with respect to information that approaches the significance of price or the percentage of securities sought, a minimum of ten business days may be required to allow for adequate dissemination to security holders and for investor response. As used in this offer to purchase, "business day" means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

SECTION 6. CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

     The following summary is a general discussion of certain federal income tax considerations that should be relevant to you in connection with a sale of units in our offer. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury regulations thereunder, administrative rulings, practice and procedures and judicial authority, all as of the date of our offer. All of the foregoing are subject to change, and any such change could affect the continuing accuracy of this summary. This summary does not discuss all aspects of federal income taxation that may be relevant to you in light of your specific circumstances or to certain types of investors subject to special tax rules (for example, dealers in securities, banks, insurance companies and, except as discussed below, foreign and tax-exempt investors), nor does it discuss any aspect of state, local, foreign or other tax laws. Sales of units pursuant to our offer will be taxable transactions for federal income tax purposes, and may also be taxable transactions under applicable state, local, foreign and other tax laws. Your resulting tax consequences will depend, in part, on your personal tax situation. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES, INCLUDING STATE AND LOCAL TAX CONSEQUENCES, TO YOU OF SELLING UNITS IN OUR OFFER.

     You will recognize gain or loss on a sale of units in our offer equal to the difference between: (i) your "amount realized" on the sale; and (ii) your adjusted tax basis in the units sold. The amount of your adjusted tax basis will vary depending upon your particular circumstances, but generally will equal your cash investment in your units, increased by your share of your partnership's income and gain and decreased by your share of your partnership's losses and distributions. The "amount realized" with respect to a unit sold will be a sum equal to the amount of cash received by you for the unit plus the amount of your share of the partnership's liabilities that are allocable to the unit.

     Until the closing of our purchase of your units, you will be allocated a share of your partnership's taxable income or loss with respect to the units sold by you in accordance with the provisions of your partnership's partnership agreement concerning transfers of units. Such allocations and any cash distributed prior to the closing by your partnership to you or for your benefit will affect your adjusted tax basis in your units and, therefore, your taxable gain or loss upon a sale of units in our offer. In this regard, if you tender your units, you will be allocated a pro rata share of taxable income with respect to your units sold in our offer through the end of the calendar quarter in which the units are sold, but we will receive all future distributions made with respect to your units. See "Section 9. Certain Information Concerning Your Partnership."

     Based on the results of your partnership's operations through December 31, 2001, and without giving effect to your partnership's operations, transactions or distributions after that date, depending on your date of entry into your partnership, if you sell your units in our offer and you purchased your units in your partnership's original offering, we estimate that you will realize a loss for federal income tax purposes. For purposes of the passive activity loss rules (discussed below), such loss may be 100% allocable to your partnership's remaining mortgage loan asset. Based on your partnership's treatment of its interest income from the mortgage loan as non-passive activity income, such loss generally could be deductible by you in the year of sale free of the passive activity loss limitation (but subject to any other applicable limitations) even if you do not sell all of your units in our offer.

     Your gain or loss on a sale of a unit in our offer generally will be treated as a capital gain or loss if you held the unit as a capital asset. Gain recognized by you on the disposition of units with a holding period of 12 months or less will be classified as short-term capital gain and subject to taxation at ordinary income tax rates. Your capital gain or loss will be treated as long-term capital gain or loss assuming your holding period for the unit exceeds 12 months. Under current law, capital gains and losses of individuals and non-corporate taxpayers are taxed under tax rules different from the rules applicable to corporations. Long-term capital gains of individuals and other non-corporate taxpayers are taxed at a maximum federal income tax rate of 20%; however, their gain attributable to the recapture of straight-line depreciation deductions is taxed at a federal income tax rate of 25%. The maximum federal income tax rate for other income of such persons is 38.6%. Capital losses are deductible only to the extent of capital gains, except that non-corporate taxpayers may deduct up to $3,000 of capital losses in excess of the amount of their capital gains against their ordinary income. An individual's long-term capital losses in excess of his long-term capital gains can offset his short-term capital gains on which he would otherwise be subject to tax at the same federal income tax rates as his ordinary income. Excess capital losses generally can be carried forward to succeeding years (a corporation's carry forward period is five years and a non-corporate taxpayer can carry forward such losses indefinitely); in addition, corporations, but not non-corporate taxpayers, are allowed to carry back excess capital losses to the three preceding taxable years.

     Under special tax rules applicable to "passive activity losses," if you are a non-corporate taxpayer, you generally cannot use your losses from your partnership's passive activities to offset your non-passive activity income (and if you are a closely-held corporation, you generally cannot use your losses from your partnership's passive activities to offset your portfolio income). One hundred percent of your loss on a sale of your units in our offer may be allocable to your partnership's mortgage loan asset, and that 100% of such loss may be deductible by you in the year of sale free of the passive activity loss limitation (based on your partnership's treatment of its income from this asset as non-passive activity income). In any event, if you sell all your units in our offer, then your loss on the sale (and any previously suspended passive losses from the partnership) could be deducted by you in full in the year of sale (subject to any other applicable limitations).

     In order to avoid liability for federal estimated tax penalties, an individual generally is required to make quarterly estimated tax payments on account of his annual tax liability. Penalties generally may be avoided by the individual's paying at least 90% of his taxes due for the current year or a percentage of his prior year's tax equal to 112% if the preceding tax year is 2001 and 110% if the preceding tax year is 2002 or thereafter.

     If you are a tax-exempt investor, you generally should not realize unrelated business taxable income upon a sale of your units in our offer assuming you do not hold your units subject to acquisition indebtedness. However, if you are a tax-exempt investor described in section 501(c)(7),
(c)(9), (c)(17) or (c)(20) of the Code, you should consult your tax advisor concerning the application of "set aside" and reserve requirements to a sale of your units.

     In addition to federal income tax, you may be subject to state and local taxes on your gain (if any) on a sale of your units. You should consult with your own professional tax advisors concerning the state and local tax consequences of a sale of your units.

     If you sell your units, you must report the sale by filing a statement with your federal income tax return for the year of sale. To prevent the possible application of back-up federal income tax withholding of 31% with respect to the payment of the purchase price, you will have to provide us with your correct taxpayer identification number. See the instructions to the letter of transmittal.

     TAX CONSEQUENCES TO NON-TENDERING AND PARTIALLY-TENDERING LIMITED PARTNERS. Section 708 of the Code provides that if there is a sale or exchange of 50% or more of the total interest in capital and profits of a partnership within any 12-month period, such partnership terminates for United States federal income tax purposes. The partnership will not process any requests for transfers of units during such 12-month period which could cause a tax termination. If your partnership was deemed to terminate for tax purposes, the following federal income tax events will be deemed to occur: the terminated partnership will be deemed to have contributed all of its assets (subject to its liabilities) to a new partnership in exchange for an interest in the new partnership and, immediately thereafter, the old partnership will be deemed to have distributed interests in the new partnership to the remaining limited partners in proportion to their respective interests in the old partnership in liquidation of the old partnership.

     You will not recognize any gain or loss upon such deemed contribution of your partnership's assets to the new partnership or upon such deemed distribution of interests in the new partnership, and your capital account in your partnership will carry over to the new partnership.

     A termination of your partnership for federal income tax purposes may also subject the assets of your partnership to longer depreciable lives than those currently applicable to the assets of your partnership. This would generally decrease the annual average depreciation deductions allocable to you for certain years following our offer if you do not tender all of your interests in your partnership (thereby increasing the taxable income allocable to your interests in your partnership each such year), but would have no effect on the total depreciation deductions available over the total recovery period of the assets of your partnership. Additionally, upon a termination of your partnership, the taxable year of your partnership will close for federal income tax purposes.

SECTION 7.  EFFECTS OF THE OFFER.

     LIMITATIONS ON RESALES. Under the partnership agreement, transfers of units which in the opinion of counsel to your partnership would cause a termination of your partnership for federal income tax purposes are not permitted. A termination may occur when 50% or more of the units are transferred in a 12-month period. Depending upon the number of units tendered in our offer, sales of units on the secondary market for the 12-month period following completion of our offer may be limited. The partnership will not process any requests for transfers of units during such 12-month period which the general partner of your partnership believes may cause a tax termination.

     EFFECT ON TRADING MARKET. There is no established public trading market for the units and, therefore, a reduction in the number of limited partners should not materially further restrict your ability to find purchasers for your units through secondary market transactions.

     INFLUENCE ON LIMITED PARTNER VOTING DECISIONS BY US AND OUR AFFILIATES.
We will have the right to vote each unit that we purchase in the offer. Depending on the number of units that we purchase in the offer, we and our affiliates may be in a position to influence the outcome of voting decisions with respect to your partnership. Accordingly, we and our affiliates could: (i) prevent non-tendering limited partners from taking action they desire but that we and our affiliates oppose; and (ii) take action desired by us and our affiliates but opposed by non-tendering limited partners. Under the partnership agreement, limited partners holding a majority of the units are entitled to take action with respect to a variety of matters, including: removing your general partner; dissolving your partnership; selling all or substantially all of your partnership's assets; effecting material changes in the investment objectives and policies of your partnership; and causing most types of amendments to the partnership agreement. When voting on matters, we and our affiliates will vote units owned and acquired by us, in our interest.

     The units are registered under the Exchange Act, which means, among other things, that your partnership is required to furnish certain information to its limited partners and to the Commission and comply with the Commission's proxy rules in connection with meetings of, and solicitation of consents from, limited partners. Our purchase of units under the offer will not result in the units becoming eligible for deregistration under Section 12(g) of the Exchange Act.

SECTION 8. FUTURE PLANS.

     We are seeking to acquire units primarily for investment purposes and with a view to making a profit.

SECTION 9. CERTAIN INFORMATION CONCERNING YOUR PARTNERSHIP.

     Information included herein concerning your partnership is derived from your partnership's publicly-filed reports. Additional financial and other information concerning your partnership is contained in your partnership's annual reports on Form 10-K and Form 10-KSB, quarterly reports on Form 10-Q and Form 10-QSB and other filings with the Commission. Such reports and other documents may be examined and copies may be obtained from the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located in the Northwestern Atrium Center, 500 Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, New York, New York 10048. Copies should be available by mail upon payment of the Commission's customary charges by writing to the Commission's principal offices at 450 Fifth Street, N.W., Washington, D.C. 20549. The materials may also be reviewed through the Commission's Web site (http://www.sec.gov).

     Your partnership was organized on August 14, 1986 under the laws of the State of Delaware. Its principal executive offices are located at 1775 West Moana Lane, Suite 200, Reno, Nevada 89509. Its telephone number is (775) 825-3355. Your partnership was formed for the purpose of investing in "zero coupon" first and junior mortgage loans which were secured by real property. Your original general partners anticipated making first and junior loans which would be satisfied within 8 to 12 years after funding.

     YOUR PARTNERSHIP'S CURRENT INVESTMENTS. Your partnership currently holds a zero-coupon first mortgage loan secured by an approximately 233,000 square foot shopping center located in Reno, Nevada. The property consists of two main buildings and three anchor tenant buildings with surface parking for 1,184 automobiles. The loan had an original principal balance of $6,500,000, bears interest at a rate of 11.22% per annum, compounded monthly, and was originally scheduled to mature on February 28, 2001, at which time a balloon payment of $24,966,653, together with additional interest which may be owed as described immediately below, if any, was due and payable, was modified on December 21, 2000. One of the provisions of the loan stated that if the sum of
(i) the principal balance of the loan plus all other then outstanding indebtedness secured by the property plus (ii) all accrued and unpaid interest in excess of 5% per annum of the principal balance of such mortgages, exceed 85% of the current appraised value, the borrower shall be immediately obligated to pay such excess. In the event that such excess becomes due, the borrower may not have sufficient liquidity to satisfy its obligation to your partnership. If this were to occur, the borrower could be forced to sell the property or seek other relief, including protection under the bankruptcy laws.

     In 1997, your partnership prepared a valuation of the collateral property and based on that valuation, no additional amounts were then presently due. However, as a result of such valuation, the borrower wrote the property down on its books to what its management believed to be its estimated fair market value of $15,875,000. Your former general partners performed their own evaluation and determined that this estimate was a fair representation of the property value at that time. The balance of the loan at December 31, 1996 was approximately $15,979,000 and the then general partners of your partnership determined that it was unlikely that any additional interest accrued on the loan would ultimately be recovered from the value of the underlying property. Consequently, as of January 1, 1997, your partnership ceased accruing interest on the loan.

     The borrower advised your partnership in 2000 that it believed that the value of the property had increased since the beginning of 1997 and that, depending on the results of the appraisal of the property required to be made in connection with the modification of the loan, the value of the loan may exceed the value at which the loan was then being carried on your partnership's financial statements. The borrower also requested that the loan be restructured prior to its maturity (February 1, 2001). After extensive negotiations, on December 21, 2000, your partnership and the borrower agreed to modify the loan as follows:

          1. The term of the loan was extended until February 28, 2003.

     2. The borrower placed in escrow a deed as well as documents necessary to convey the property, which documents will be released to your partnership on the earlier (A) March 1, 2003, (B) at such time as a third-party purchaser is identified to acquire the property or (C) at any time after March 1, 2002 if your partnership deems it necessary to protect its economic interest.

     3. The borrower will pay to your partnership to be applied towards the loan all cash flow generated from the property in excess of $100,000 per year.

     4. The borrower was required to have an appraisal prepared on the property to determine if an excess payment, as described above, was due and, if such a payment is due, to make such payment. On March 27, 2001, your partnership received an appraisal from the borrower which valued the property at $20,000,000 As a result, based on current information available to your partnership, no excess payment is presently required. However, the general partner believes that the recent valuation of the property by the borrower is greater than could currently be obtained from a third-party purchaser of the property.

     5. The borrower has the right to prepay the loan by paying to your partnership the sum of the then unpaid principal balance of the loan together with accrued interest and other charges due under the loan and 66% of the value of the property in excess of such amount.

     LITIGATION. On or about May 19, 2000, Dr. Warren Heller, a limited partner, commenced a putative class action and derivative lawsuit in the Delaware Court of Chancery against, among others, your partnership, as a nominal defendant, the former general partners and two of their affiliates seeking, among other things, monetary damages resulting from purported breaches of fiduciary duties and breaches of your partnership's partnership agreement in connection with the March 1999 sale of one of your partnership's mortgage loans and the marketing of the property which had been secured by that loan. In addition, the action alleges breaches of fiduciary duty in connection with the purported failure of your partnership to distribute cash and the purported failure of your general partners to enforce the provisions of your partnership's remaining mortgage loan.

     Your partnership previously disclosed that the defendants had preliminarily agreed to enter into a memorandum of understanding settling the lawsuit. As then contemplated, the memorandum: (i) provided for an $8,000,000 payment by the defendants to your partnership; and (ii) required your partnership to make a special distribution to partners of the $8,000,000 payment, less fees and expenses awarded by the court to plaintiff's counsel, together with $1,000,000 of your partnership's cash reserves, which $1,000,000 was distributed as of December 31, 2001.

     On January 22, 2002, following completion of discovery, and further negotiations which resulted in an increase in the settlement consideration, a stipulation of settlement was executed setting forth the final terms of the settlement. The settlement, which is subject to approval by the Court of Chancery of the State of Delaware, requires the defendants to establish a fund in the amount of $9,000,000 in full settlement and compromise of the claims made by the plaintiff, the partnership and all members of the class. The settlement amount plus any interest earned, less court-approved attorneys' fees, expenses and taxes will be distributed to eligible class members. If the settlement is approved on the terms currently contemplated, a distribution will be made to limited partners of approximately $35.32 per unit.

     SELECTED FINANCIAL DATA. The following is a summary of certain financial data for your partnership for the periods indicated. The summary financial information for your partnership for the years ended 2001, 2000 and 1999 is based on audited financial statements.

SELECTED FINANCIAL DATA

                                                FISCAL YEARS ENDED
                                                    DECEMBER 31,
                                    -----------   -----------    -----------
                                        2001         2000           1999
                                    -----------   -----------    -----------
Mortgage Loan Interest Income......  $1,283,920    $        -     $        -
Short-Term Investment Interest.....     174,790       252,169        145,513
Other Income.......................      19,150             -         23,375
Total Revenues.....................   1,477,860       252,169        168,888
(Recovery of) Loan Losses, Net.....           -             -       (400,000)
Total Expenses.....................    (291,251)     (176,628)      (312,427)
Net Income.........................   1,186,609        75,541        481,315
Net Income Per Unit................      $ 6.16         $0.39          $2.50

                                           December 31,
                                    -----------   -----------
                                        2001         2000
                                    -----------   -----------
Balance Sheet Data:

Total Assets.......................  $16,733,491    $20,321,625
Total Liabilities..................      124,147         57,315
Partners Equity
  (187,919 units Outstanding)......   16,609,344     20,264,310

Statements of Cash Flow Data:

Cash and Cash Equivalents..........  $   754,136    $ 4,324,270
Net Cash provided by Operating
  Activities.......................    1,253,441         65,427


SECTION 10. CONFLICTS OF INTEREST AND TRANSACTIONS WITH AFFILIATES.

     We have certain conflicts of interest with respect to the offer as set forth below.

     VOTING BY US AND OUR AFFILIATES. As a result of the offer, we and our affiliates may be in a position to influence the outcome of partnership decisions on which limited partners may vote. This means that: (i) non-tendering limited partners could be prevented from taking action they desire but that we and our affiliates oppose; and (ii) we and our affiliates may be able to take action desired by us and our affiliates but opposed by non-tendering limited partners. See "Section 7. Effects of the Offer."

     TRANSACTIONS WITH AFFILIATES. Under the partnership agreement, your general partner is entitled to receive 2.5% of your partnership's income, loss, capital and distributions including without limitation your partnership's cash flow from operations and disposition proceeds. Your general partner will also receive its pro rata interest in any distributions made by your partnership if the proposed settlement of a pending action is approved in its current form.

     SECTION 11. CERTAIN INFORMATION CONCERNING US.

     We are Virginia Springs Limited Liability Company, a Nevada limited liability company formed for the purpose of investing in real estate-related investments. We are wholly owned by Farahi Investment Company, a Nevada general partnership engaged in real estate investment and development in the Reno, Nevada area whose partners are John Farahi, Bob Farahi and Ben Farahi. Our principal executive office, and the principal office of Farahi Investment Company, is located at 1175 West Moana Lane, Suite 200, Reno, Nevada 89509, and our telephone number is (775) 825-3355.

     The names, positions and business addresses of the partners of Farahi Investment Company, as well as a biographical summary of the experience of such persons for the past five years or more, are set forth on Schedule 1 attached hereto and are incorporated herein by reference.

     Neither we, Farahi Investment Company, John Farahi, Bob Farahi nor Ben Farahi was convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors). In addition, none of such persons or entities was a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

     As of the date of this offer to purchase, we do not own any units. However, Farahi Investment Company shares beneficial ownership of an aggregate of 68,084 units with Western Real Estate Investments, LLC, a Delaware limited liability company of which Farahi Investment Company is the managing member, and each of the persons listed on Schedule 1. In addition, Ben Farahi beneficially owns an additional 44 units. To the best of our knowledge, no other affiliate of ours beneficially owns or has a right to acquire any units.

     UNITS OWNED BY OUR AFFILIATES. Western Real Estate Investments purchased 166 units at prices per unit ranging from $82.75 to $102.00 in a series of transactions that occurred between January 10, 2001 and January 30, 2001. In addition, Western Real Estate Investments paid for 120 units on February 14, 2001 for approximately $102.00 per unit; 299 units on February 15, 2001 for approximately $104.00 per unit; 24 units on March 22, 2001 for approximately $130.00 per unit; and 140 units on March 30, 2001 for approximately $125.00 per unit. Western Real Estate Investments purchased such units through intermediaries (e.g. through the trading system operated by American Partnership Board, Inc., which publishes sell offers by holders of units).

     In addition to the foregoing, on February 12, 2001, Western Real Estate Investments commenced a tender offer for an aggregate of 40,000 units at a purchase price of $127.00 per unit payable in cash, pursuant to which it acquired 6,841 units at an aggregate purchase price of $848,106.00.

     As of January 1, 2002, in accordance with the terms and conditions of the General and Limited Partner Interest Assignment Agreement, dated as of October 10, 2001 (the "Assignment Agreement"), among your general partner, Western Real Estate Investments, RAM Funding, Inc., the former managing general partner of your partnership, Presidio AGP Corp., the former associate general partner of your partnership, and certain affiliates of RAM Funding and Presidio AGP who are former limited partners of your partnership, Western Real Estate Investments acquired an aggregate of 57,695 units from the former limited partners and your general partner acquired the general partnership interests for a total purchase price of $4,395,181.46 and an assignment of the settlement rights of our affiliated entities with respect to the pending litigation to the selling entities. The funds necessary to purchase these interests were obtained from capital contributions made directly or indirectly by Farahi Investment Company. The Assignment Agreement also required the former general partners to cause the partnership to distribute all cash reserves other than $500,000 immediately prior to the change in general partners, resulting in a distribution equal to $25.12 per unit on December 31, 2001.

     Except as set forth immediately above in this Section 11, neither we, nor your general partner, nor Western Real Estate Investments, nor Farahi Investment Company nor any of the individuals listed on Schedule I nor, to the best of our knowledge, any affiliate thereof has effected any transaction in the units within the past 60 days.

     RELATED PARTY CONTRACTS AND TRANSACTIONS. Except as otherwise set forth in Section 10 hereof, neither we, nor your general partner, nor Western Real Estate Investments, nor Farahi Investment Company nor any of the individuals listed on Schedule I nor, to the best of our knowledge, any affiliate thereof has any contract, arrangement, understanding or relationship with any other person with respect to any securities of your partnership, including, but not limited to, contracts, arrangements, understandings or relationships concerning the transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies.

     Except as otherwise set forth in Section 10 hereof, there have been no transactions or business relationships which would be required to be disclosed under the rules and regulations of the Commission between us, your general partner, Western Real Estate Investments, Farahi Investment Company, any of the individuals listed on Schedule I or, to the best of our knowledge, any affiliate thereof, on the one hand, and your partnership or its affiliates, on the other hand.

     Except as set forth above in this Section 11, there have been no contracts, negotiations or transactions between us, your general partner, Western Real Estate Investments, Farahi Investment Company, any of the individuals listed on Schedule I or, to the best of our knowledge, any affiliate thereof, on the one hand, and your partnership or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

SECTION 12. SOURCE OF FUNDS.

     We expect that approximately $2,240,000, exclusive of fees and expenses, will be required to purchase all of the 28,000 units we are seeking in this offer. We plan to obtain the funds necessary to consummate the offer, including fees and expenses, from capital contributions directly or indirectly from Farahi Investment Company, which has a net worth substantially greater than the amount required to purchase the units.

SECTION 13. BACKGROUND OF THE OFFER.

     We are offering to purchase units which are a relatively illiquid investment and which do not presently generate current income. We are not offering to purchase your partnership's underlying assets. Consequently, we do not believe that the underlying asset value of your partnership is determinative in arriving at the purchase price. Nevertheless, as set forth below, we have determined an estimated liquidation value for your partnership.

     We valued your partnership's mortgage loan at $15,979,355, the value of the mortgage loan on your partnership's December 31, 2001 balance sheet. This value represented the outstanding balance on the mortgage loan at December 31, 1996. As a result of a 1997 evaluation by former managing general partner of the value of the property securing the mortgage loan, your partnership has not accrued any interest on the mortgage loan since January 1, 1997. If the full amount of interest had been accrued, as of December 31, 2001 the mortgage loan would have a value of $26,062,593. As discussed under "Section 9. Certain Information Concerning Your Partnership - Your Partnership's Current Investments," the borrower has advised your partnership that it believes that the value of its property has increased since the beginning of 1997. Thus the value of your partnership's mortgage loan may exceed the value we have used in our estimate.

     To determine the estimated liquidation value of your partnership, we added to the value we attributed to your partnership's mortgage loan the net unencumbered cash of your partnership at December 31, 2001 ($629,989) and deducted $639,174 or 4% of the value of the mortgage loan as an estimated reserve to cover disposition of the mortgage loan and wind up your partnership. We then added $7,200,000 which represents the estimated net proceeds that your partnership would receive if the proposed settlement of the pending litigation is consummated. These proceeds were estimated based on the assumption that the court would approve $1,800,000 for fees and expenses of plaintiff's counsel. The liquidation value of your partnership would increase if the court approves a lesser amount. The resulting estimated liquidation value of your partnership is $23,170,170 or $120.22 per unit based upon the share of proceeds that limited partners are entitled to receive.

     The following chart summarizes our determination of the estimated liquidation value of your partnership:

     Estimated Value of Mortgage Investment.......                $15,979,355
     Unencumbered Cash Reserves as of
     December 31, 2001
       Net of Accounts Payable....................$   629,989

     Less:  Liquidation Costs.....................$  (639,174)
                                                  ------------
     Net Cash.....................................                $   (9,185)

Estimated Proceeds of Litigation Settlement.......                $ 7,200,000
                                                                  -----------
Liquidation Value.................................                $23,170,170
                                                                  ===========

Per Unit Liquidation Value........................                $    120.22
                                                                  ===========

     We believe that the above methodology is an appropriate method for determining the liquidation value of your partnership's assets. The utilization of different valuation methods or assumptions also could be appropriate. In this regard, you should understand that other appropriate valuation methods could yield a higher value.

     The purchase price represents the price at which we are willing to purchase the units. No independent person has been retained to evaluate or render any opinion on the fairness of the offer price and no representation is made by us, or the general partner of your partnership, as to the fairness of our offer. We did not, nor did the general partner of your partnership, attempt to obtain a current independent valuation or appraisal of your partnership's mortgage loan. You are urged to consider carefully all of the information contained herein and consult with your own advisors, tax, financial or otherwise, in evaluating the terms of our offer before deciding whether to tender your units.

     Secondary market sales activity for the units, including privately negotiated sales, has been limited. At present, privately negotiated sales and sales through intermediaries (e.g., through the trading system operated by American Partnership Board, Inc., which publishes sell offers by holders of units) are the only means available to a limited partner to liquidate an investment in units because the units are not listed or traded on any exchange or quoted on any Nasdaq list or system. According to Partnership Spectrum, an independent third party industry publication, between December 1, 2000 and November 30, 2001, there were 90 reported trades in the secondary market (for a total of 3,373 units) which were made at between a high of $125 per unit and a low of $73 per unit, with a weighted average price of approximately $104.10 per unit. These prices do not take into account commissions and other transactional costs which sellers of units may be required to pay (which typically range between $250 and $400).

     Your partnership is making no recommendation as to whether limited partners should tender their units.

SECTION 14. CONDITIONS OF THE OFFER.

     Notwithstanding any other term of our offer, we shall not be required to accept for payment or to pay for any units tendered if all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, necessary for the consummation of the transactions contemplated by our offer shall not have been filed, occurred or been obtained. Furthermore, notwithstanding any other term of our offer, we shall not be required to accept for payment or pay for any units not theretofore accepted for payment or paid for and may terminate or amend our offer as to such units if, at any time on or after the date of our offer and before the acceptance of such units for payment or the payment therefore, any of the following conditions exists:

     (a) a preliminary or permanent injunction or other order of any federal or state court, government or governmental authority or agency shall have been issued and shall remain in effect which: (i) makes illegal, delays or otherwise directly or indirectly restrains or prohibits the making of our offer or the acceptance for payment of or payment for any units by us; (ii) imposes or confirms limitations on our ability to effectively exercise full rights of ownership of any units, including, without limitation, the right to vote any units acquired by us in our offer or otherwise on all matters properly presented to your partnership's limited partners; (iii) requires divestiture by us of any units; (iv) causes any material diminution of the benefits to be derived by us as a result of the transactions contemplated by our offer; or (v) might materially adversely affect our or your partnership's business, properties, assets, liabilities, financial condition, operations, results of operations or prospects;

     (b) there shall be any action taken, or any statute, rule, regulation or order proposed, enacted, enforced, promulgated, issued or deemed applicable to our offer by any federal or state court, government or governmental authority or agency, which might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

     (c) any change or development shall have occurred or been threatened since the date hereof, in the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of your partnership, which, in our reasonable judgment, is or may be materially adverse to your partnership, or we shall have become aware of any fact that, in our reasonable judgment, does or may have a material adverse effect on the value of the units;

     (d) there shall have been threatened, instituted or pending any action or proceeding before any court or government agency or other regulatory or administrative agency or commission or by any other person challenging the acquisition of any units in our offer, or otherwise directly or indirectly relating to our offer, or otherwise, in our reasonable judgment, adversely affecting us or your partnership;

     (e) your partnership shall have: (i) issued, or authorized or proposed the issuance of, any partnership interests of any class, or any securities convertible into, or rights, warrants or options to acquire, any such interests or other convertible securities; (ii) issued or authorized or proposed the issuance of any other securities, in respect of, in lieu of, or in substitution for, all or any of the presently outstanding units; (iii) refinanced any of your partnership's properties, other than in the ordinary course of your partnership's business and consistent with the past practice; (iv) declared or paid any distribution, other than in cash and consistent with past practice, on any of its partnership interests; or (v) your partnership or the general partner of your partnership shall have authorized, proposed or announced its intention to propose any merger, consolidation or business combination transaction, acquisition of assets, disposition of assets or material change in its capitalization, or any comparable event not in the ordinary course of business and consistent with past practice; or

     (f) there shall have occurred: (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States; (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States; (iii) any limitation by any governmental authority on, or other event which might affect, the extension of credit by lending institutions or result in any imposition of currency controls in the United States; (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States; (v) a material change in United States or other currency exchange rates or a suspension of a limitation on the markets thereof; or (vi) in the case of any of the foregoing existing at the time of the commencement of our offer, a material acceleration or worsening thereof.

     Notwithstanding anything to the contrary set forth above, the above conditions must be satisfied or waived prior to the expiration date of our offer and we will exercise a standard of reasonableness in determining whether the conditions have been satisfied.

SECTION 15.  CERTAIN LEGAL MATTERS.

     GENERAL. Except as set forth in this Section 15, we are not aware of any filings, approvals or other actions by any domestic or foreign governmental or administrative agency that would be required prior to the acquisition of units by us in our offer. Should any such approval or other action be required, it is our present intention that such additional approval or action would be sought. While there is no present intent to delay the purchase of units tendered in our offer pending receipt of any such additional approval or the taking of any such action, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to your partnership's business, or that certain parts of your partnership's business might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or action, any of which could cause us to elect to terminate our offer without purchasing units hereunder. Our obligation to purchase and pay for units is subject to certain conditions, including conditions related to the legal matters discussed in this Section 15.

     ANTITRUST. We do not believe that the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is applicable to the acquisition of units contemplated by our offer.

     MARGIN REQUIREMENTS. The units are not "margin securities" under the regulations of the Board of Governors of the Federal Reserve System and, accordingly, such regulations are not applicable to our offer.

     STATE TAKEOVER LAWS. A number of states have adopted anti-takeover laws which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, security holders, principal executive offices or principal places of business therein. Although we have not attempted to comply with any state anti-takeover statutes in connection with our offer, we reserve the right to challenge the validity or applicability of any state law allegedly applicable to our offer and nothing in this offer to purchase nor any action taken in connection herewith is intended as a waiver of such right. If any state anti-takeover statute is applicable to our offer, we might be unable to accept for payment or purchase units tendered in our offer or be delayed in continuing or consummating our offer. In such case, we may not be obligated to accept for purchase or pay for any units tendered.

SECTION 16. FEES AND EXPENSES.

     Except as set forth in this Section 16, we will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of units in our offer. We have retained MacKenzie Partners, Inc. to act as Information Agent and American Stock Transfer & Trust Company to act as Depositary in connection with our offer. We will pay MacKenzie Partners, Inc. and American Stock Transfer & Trust Company, Inc. reasonable and customary compensation for their services in connection with the offer, plus reimbursement for out-of-pocket expenses. We will also pay all costs and expenses of printing and mailing our offer and its legal fees and expenses. You will not be required to pay any fees or commissions to us in connection with a tender. However, you will be responsible for the payment of any fees charged by your broker for assisting you in tendering your units or any fee charged by a custodian or other trustee of an Individual Retirement Account or profit sharing plan that is the record owner of your units. Although we do not know the fees charged by these brokers and trustees, we believe that such fees are typically $24 to $100 per transaction.

SECTION 17. MISCELLANEOUS.

     We are not aware of any jurisdiction in which the making of our offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of our offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, our offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of units residing in such jurisdiction.

     No person has been authorized to give any information or to make any representation on our behalf not contained herein or in the letter of transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

     We have filed with the Commission a Schedule TO, pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to our offer, and may file amendments thereto. The Schedule TO and any amendments thereto, including exhibits, may be inspected and copies may be obtained at the same places and in the same manner as set forth in Section 9 hereof, except that they will not be available at the regional offices of the Commission.


VIRGINIA SPRINGS LIMITED LIABILITY COMPANY



March 29, 2002

SCHEDULE 1

INFORMATION WITH RESPECT TO THE PARTNERS OF FARAHI INVESTMENT COMPANY.

     Set forth below is the name, current business address, present principal occupation, and employment history for at least the past five years of each partner of Farahi Investment Company. Each person listed below is a citizen of the United States.

     John Farahi, 53, has been Co-Chairman of the Board, Chief Executive Officer and Chief Operating Officer of Monarch Casino & Resort, Inc. ("Monarch"), which through its wholly owned subsidiary Golden Road Motor Inn ("Golden Road") operates the Atlantis Casino Resort in Reno, Nevada, since its inception in 1993, and has held the same positions with Golden Road since June 1993. From 1973 until June 1993, Mr. Farahi was President, Director and General Manager of Golden Road. Mr. Farahi is a partner in Farahi Investment Company ("FIC"), which is engaged in real estate investment and development in the Reno area. FIC is the sole member of Virginia Springs Limited Liability Company ("Virginia Springs"), the party undertaking the tender offer. Mr. Farahi holds a political science degree from the California State University, Hayward.

     Bob Farahi, 51, has been Co-Chairman of the Board and President of Monarch since its inception, and of Golden Road since June 1993. From 1973 until June 1993, Mr. Farahi was Vice President and a director of Golden Road. Mr. Farahi is a partner in FIC. FIC is the sole member of Virginia Springs. Mr. Farahi holds a biochemistry degree from the University of California at Berkeley.

     Ben Farahi, 49, has been Co-Chairman of the Board, Chief Financial Officer, Secretary and Treasurer of Monarch since its inception, and of Golden Road since June 1993. From 1973 until June 1993, Mr. Farahi was Secretary, Treasurer and a Director of Golden Road in charge of financial planning and construction. Mr. Farahi is a partner in FIC. FIC is the sole member of Virginia Springs. Mr. Farahi holds a mechanical engineering degree from the University of California at Berkeley and a M.B.A. degree in accounting from the California State University, Hayward.

     The address for each partner of Farahi Investment Company is 1175 West Moana Lane, Suite 200, Reno, Nevada 89509.


















                                    -S-1-

     The letter of transmittal and any other required documents should be sent or delivered by you or your broker, dealer, commercial bank, trust company or other nominee to the Depositary at its address set forth below:

     VIA U.S. MAIL            American Stock Transfer & Trust Company
                              59 Maiden Lane
                              New York, New York 10038
                              Attn:  Reorg. Department - RAM 2

     VIA HAND AND             American Stock Transfer & Trust Company
     OVERNIGHT COURIER        6201 15th Avenue
                              Brooklyn, New York 11219
                              Attn:  Reorg. Department - RAM 2

     VIA FACSIMILE:          (718) 234-5001

     Questions and requests for assistance may be directed to the Information Agent at its address and telephone numbers listed below. Additional copies of this Offer to Purchase and the Letter of Transmittal may be obtained from the Information Agent.

The Information Agent for the Offer is:

MacKenzie Partners, Inc.
105 Madison Avenue
New York, New York 10016

800-322-2885
219-929-5500





























                                    -S-2-